Exhibit 4.13

                              AMENDMENT No. 3, dated as of
               August 23, 2000 (this "Amendment"), to the
               Credit Agreement dated as of April 22, 1998, as amended (the "Credit Agreement"), among Phillips-Van Heusen Corporation, a Delaware corporation (the "Borrower"), the lenders party thereto (the "Lenders"), The Chase Manhattan Bank, a New York banking corporation, as administrative agent (in such capacity, the "Administrative Agent") and collateral agent (in such capacity, the "Collateral Agent"), and Citicorp USA, Inc., as documentation agent (in such capacity, the "Documentation Agent").

          A. Pursuant to the Credit Agreement, the Lenders and the Issuing Bank have extended credit to the Borrower, and have agreed to extend credit to the Borrower, in each case pursuant to the terms and subject to the conditions set forth therein.

          B. The Borrower has requested that the Required
Lenders agree to amend certain provisions of the Credit
Agreement as provided herein.

          C. The Required Lenders are willing so to amend the Credit Agreement pursuant to the terms and subject to the conditions set forth herein.

          D. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

          Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1.  Amendment.  (a) Section 1.01 of the
Credit Agreement is hereby amended by inserting the following definitions in appropriate alphabetical order:

     "Excess Cash" means, as of any date of determination,
     (a) the aggregate amount of cash that would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP, minus (b) the aggregate principal amount of Revolving Loans and Swingline Loans outstanding as of such date.
                                                          2


     "Foreign Permitted Acquisition" means any Permitted Acquisition that results in the acquisition or creation of a Foreign Subsidiary or involves the acquisition (by purchase, merger, consolidation or otherwise) of the capital stock of a Person that has a Foreign Subsidiary.

     "Permitted Acquisition" means any acquisition (whether by purchase, merger, consolidation or otherwise) by the Borrower or any Subsidiary of all or substantially all the assets of, or capital stock in, a Person or division or line of business of a Person, that was not preceded by an unsolicited tender offer for such Person, if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the principal business of such Person or division or line of business is reasonably related to a business in which the Borrower and the Subsidiaries were engaged on the Effective Date, (c) in the case of an acquisition of capital stock in a Person, at least 51% of the outstanding capital stock in such Person is owned by the Borrower or a Subsidiary (or a combination thereof) after giving effect to such acquisition, (d) each Subsidiary (if any) formed for the purpose of or resulting from such acquisition is a Subsidiary Loan Party or, subject to the limitation set forth in the second proviso of Section 6.04(j), a Foreign Subsidiary and at least 51% of the outstanding capital stock of such Subsidiary Loan Party or Foreign Subsidiary is owned directly by the Borrower or a Subsidiary Loan Party and such acquired or newly formed Subsidiary Loan Party or Foreign Subsidiary is Controlled by the Borrower or a Subsidiary Loan Party and all actions required to be taken with respect to such acquired or newly formed Subsidiary Loan Party or Foreign Subsidiary under Sections 5.11 and 5.12 are taken (e) the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition (without giving effect to any cost savings, except to the extent that such cost savings can be reasonably documented and have been determined in good faith by the Board of Directors of the Borrower as evidenced by a resolution of the Board of Directors of the Borrower delivered to the Administrative Agent) with the covenants contained in Sections 6.12, 6.13,
     6.14 and 6.15 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred
                                                          3


     on the first day of each relevant period for testing such compliance and (f) the Borrower has delivered to the Administrative Agent an officers' certificate to the effect set forth in clauses (a), (b), (c), (d) and
     (e) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e) above.

          (b) Section 6.03(a) of the Credit Agreement is hereby amended by (i) replacing the word "and" at the end of clause (iii) of such Section with a comma and (ii) adding the following text immediately after the text "disadvantages to the Lenders" in such Section:

     and (v) the Borrower and any Subsidiary Loan Party may merge with any person in order to effect a Permitted
     Acquisition in compliance with Section 6.04(j)

          (c) Section 6.04 of the Credit Agreement is hereby amended by (i) deleting the word "and" immediately after the semicolon in paragraph (i) thereof, (ii) replacing the phrase "paragraphs (a) through (i)" in paragraph (j) thereof with the phrase "paragraphs (a) through (j)", (iii) redesignating paragraph (j) as paragraph (k), (iv) adding the text "pursuant to Section 6.04(j)" immediately after the text "any Subsidiary acquired" in the first parenthetical in paragraph (d) thereof and (v) adding a new paragraph (j) as follows:

          (j) investments constituting Permitted
     Acquisitions; provided that at no time will the Borrower or any Subsidiary effect any Permitted Acquisition if the aggregate amount of consideration to be paid or otherwise delivered in connection with such Permitted Acquisition plus the aggregate principal amount of Indebtedness to be assumed or acquired by the Borrower and the Subsidiaries pursuant to such Permitted Acquisition (including any outstanding Indebtedness of a Person that will become a Subsidiary as a result of such Permitted Acquisition) would exceed the sum of (i) the aggregate amount of Excess Cash as the close of business the day immediately prior to the date such Permitted Acquisition is consummated, without giving effect to such Permitted Acquisition, plus (ii) $50,000,000 in the aggregate for all Permitted Acquisitions; provided further that the aggregate amount of consideration paid or otherwise delivered during the term of this Agreement in connection with Foreign Permitted
                                                          4

     Acquisitions plus the aggregate principal amount of Indebtedness assumed or acquired by the Borrower and the Subsidiaries during the term of this Agreement pursuant to Foreign Permitted Acquisitions (including any outstanding Indebtedness of a Person that becomes a Subsidiary as a result of a Foreign Permitted Acquisition) shall not exceed $15,000,000.

          (d) Section 6.12 of the Credit Agreement is hereby
amended by:

          (i) replacing the table therein with the following table:

             Fiscal Year                      Amount

Effective Date--January 31, 1999           $50,000,000
February 1, 1999--January 31, 2000         $27,500,000
February 1, 2000--January 31, 2001         $32,000,000
February 1, 2001--January 31, 2002         $32,000,000
February 1, 2002--January 31, 2003         $32,000,000

          (ii) replacing the last sentence therein with the following sentence:

     Up to 50% of the amount of unused Capital Expenditures permitted during any fiscal year as set forth above (without regard to any amount carried forward into such fiscal year) may be carried over for expenditure in the next succeeding fiscal year, provided that any Capital Expenditures made during any fiscal year shall be deemed made, first, in respect of amounts carried over from the preceding fiscal year and, second, in respect of amounts permitted for such fiscal year as set forth in the table above.

          (e) Section 6.17 of the Credit Agreement is hereby amended by adding the following proviso to the end of such
Section:

          ,provided that (i) Subsidiaries acquired or
     created pursuant to Permitted Acquisitions shall not be required to be wholly-owned if acquired in accordance with the definition of such term and (ii) Subsidiaries invested in pursuant to Section 6.04(k) (including, without limitation, Subsidiaries that are acquired or formed in connection with such investment) shall not be required to be wholly-owned.
                                                          5


          (f) Section 9.01(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

          (a) if to the Borrower, to it at Phillips-Van
     Heusen Corporation, 200 Madison Avenue, New York, NY
     10016, Attention of Treasurer (Telecopy No. (212) 381-
     3970);

          SECTION 2. Representations and Warranties.  The
Borrower represents and warrants to the Administrative
Agent, to the Issuing Bank and to each of the Lenders that:

          (a) This Amendment has been duly authorized by all necessary corporate and stockholder action, if required, and has been duly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          (b) Before and after giving effect to this Amendment, the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date.

          (c) Before and after giving effect to this Amendment, no Event of Default or Default has occurred and is continuing.


          SECTION 3. Amendment Fee. In consideration of the agreements of the Required Lenders contained in this Amendment, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender that delivers an executed counterpart of this Amendment prior to 5:00 p.m., New York City time, on August 23, 2000, an amendment fee (an "Amendment Fee") in an amount equal to 0.075% of such Lender's Commitment as of August 23, 2000, provided that no Amendment Fee shall be payable unless this Amendment becomes effective in accordance with its terms.

          SECTION 4. Conditions to Effectiveness.  This
Amendment shall become effective as of the date first above
                                                          6

written when (a) the Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of the Borrower and the Required Lenders, and (b) the Administrative Agent shall have received the Amendment Fee.

          SECTION 5. Credit Agreement.  Except as
specifically amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof.
After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement as amended hereby.

          SECTION 6. Loan Document. This Amendment shall be a Loan Document for all purposes.

          SECTION 7.  Applicable Law.  THIS AMENDMENT SHALL
BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS
OF THE STATE OF NEW YORK.

          SECTION 8. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

          SECTION 9. Expenses. The Borrower agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with the Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent.

                                                          7


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

                         PHILLIPS-VAN HEUSEN CORPORATION,

                           by
                              /s/ Pamela N. Hootkin
                              Name: Pamela N. Hootkin
                              Title: Vice President,
                              Treasurer


                         THE CHASE MANHATTAN BANK,
                         individually and as Administrative
                         Agent and Collateral Agent,

                           by
                             /s/ Margaret T. Lane
                             Name: Margaret T. Lane
                             Title:  Vice President


                         CITICORP USA, INC., individually
                         and as Documentation Agent,

                           by
                             /s/ Marc Mergino
                             Name: Marc Mergino
                             Title: Vice President


                         BANK OF AMERICA, N.A.,

                           by
                             /s/ David H. Dinkins
                             Name: David H. Dinkins
                             Title: Principal


                         THE BANK OF NEW YORK,

                           by
                             /s/ James J. Ducey
                             Name: James J. Ducey
                             Title: Vice President

                                                          8


                         BANK LEUMI USA,

                           by
                             /s/ Richard Silverstein
                             Name: Richard Silverstein
                             Title:  Senior Vice President

                           by
                             /s/ Phyllis Rosenfeld
                             Name: Phyllis Rosenfeld
                             Title: Vice President


                         DG BANK,

                           by
                             /s/ Sabine Wendt
                             Name: Sabine Wendt
                             Title: Vice President

                           by
                             /s/ Wolfgang Bollmann
                             Name: Wolfgang Bollmann
                             Title: Senior Vice President


                         FLEET NATIONAL BANK,

                           by
                             /s/ Peter L. Griswold
                             Name: Peter L. Griswold
                             Title: Managing Director


                         PNC BANK, NATIONAL ASSOCIATION,

                           by
                             /s/ Donald V. Davis
                             Name: Donald V. Davis
                             Title: Vice President
                                                          9


                         STANDARD CHARTERED BANK,

                           by
                             /s/ Peter G.R. Dodds
                             Name: Peter G.R. Dodds
                             Title: Senior Credit Officer
                                        Coin 98/62

                           by
                             /s/ David D. Cutting
                             Name: David D. Cutting
                             Title: Senior Vice President


                         UNION BANK OF CALIFORNIA, N.A.,

                           by
                             /s/ Theresa L. Rocha
                             Name: Theresa L. Rocha
                             Title: Vice President